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                         EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES: GST USA, INC. (a Delaware Corporation)
          4317 NE Thurston Way,
          Vancouver, Washington 98662 ("Corporation")

          JOSEPH A. BASILE, Jr.
          17311 NE 40th Street
          Vancouver, Washington 98682 ("Executive")

EFFECTIVE DATE:  October 20, 1998

                                   RECITALS:

     A. Corporation employed Executive under an employment agreement dated March 11, 1997;

     B. Corporation and Executive wish to modify the terms of Executive's employment with Corporation as set forth in this Agreement.

     In consideration of the mutual promises set forth herein, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     For the purpose of this Agreement, the following terms shall have the definitions set forth below:

     1.1 "BASE SALARY" means Twenty-Seven Thousand Eighty-Three and 33/100 dollars ($27,083.33) monthly.

     1.2  "BOARD" means the Board of Directors of GST.

     1.3 "CAUSE" means, for purposes of Section 4.2 and Section 4.3, any one or more of the following: (i) the willful and repeated failure of Executive to perform any material duties hereunder or gross negligence of Executive in the performance of such duties, and if such failure or gross negligence is susceptible of cure by Executive, the failure to effect such cure within 20 days after written notice of such failure or gross negligence is given to Executive;
(ii) excessive use of alcohol or illegal drugs interfering with the performance of Executive's duties hereunder; (iii) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law or ethical rule relating to Executive's employment by the Corporation; (iv) the conviction of a felony or other crime involving moral turpitude by Executive; or
(v) the breach by Executive of any other material provision of this Agreement, and if such breach is susceptible of cure by Executive, the failure to effect such cure within 30 days after written notice of such breach is given to Executive.

     1.4 "CHANGE IN CONTROL" means, for the purpose of Section 3.4, (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all (50% or more) of the assets of GST or of the Corporation to any person or entity or group of persons or entities acting in concert as a partnership or other group (a "Group of Persons") excluding the GST Companies,
(ii) the merger, consolidation or other business combination of either or both of GST and the Corporation with or into another corporation with the effect that the shareholders of GST or the Corporation, as the case may be, immediately before the merger, consolidation or other business combination, hold immediately after any such transaction, 50% or less of the combined voting power of the then outstanding securities of the surviving corporation of such merger, consolidation or other business combination ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors of such surviving entity, or (iii) a person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise (except for the ownership of the Corporation's stock by GST) have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of GST or of the Corporation representing (except for the ownership of the Corporation's stock by GST) 50% or more of

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the combined voting power of the then outstanding securities of such corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

     1.5  "CORPORATION" means GST USA, INC., a Delaware Corporation.

     1.6 "DISABILITY" OR "DISABLED" means the inability of Executive due to mental or physical impairment, despite reasonable accommodation by the Corporation, to perform the duties of his position for a period of 135 days in any consecutive 225 day period. A determination of Disability shall be made by a qualified physician agreed upon by Executive and the Board. Executive shall cooperate in promptly providing medical records and submitting to a medical examination as reasonably necessary to determine whether a Disability exists.

     1.7 "FAIR MARKET VALUE" means the closing price of the Common Shares of GST on the U.S. national securities exchange on which the Common Shares are listed (if the shares are so listed) or on the Nasdaq National Market or Small Cap Market (if the Common Shares are regularly quoted on the Nasdaq National Market or Small Cap Market), or, if not so listed or regularly quoted or if there is not such closing price, the mean between the closing bid and asked prices of the Common Shares in the over-the-counter market or on such exchange or on Nasdaq, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Corporation. On the date hereof, the Common Shares are listed and traded on Nasdaq and the Vancouver Stock Exchange.

     1.8 "GST" means GST Telecommunications, Inc., a Federally Chartered Canadian Corporation.

     1.9 "GST COMPANIES" means the Corporation, its parent corporation, GST, and GST's subsidiaries.

                                   ARTICLE 2

                          EMPLOYMENT, DUTIES AND TERM

     2.1 EMPLOYMENT. Corporation hereby employs Executive as President and Chief Executive Officer of GST and the Corporation, respectively, under the terms and conditions set forth in this Agreement, subject to the control and direction of the Board.

     2.2 DUTIES. Executive's duties shall include such duties as assigned by the Board from time to time, as reasonably consistent with responsibilities customarily assumed by executives with similar titles in GST's industry. Executive shall devote his full-time and best efforts to the GST Companies and fulfilling the duties of his position. Executive shall comply with the policies and procedures of the GST Companies to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail. While employed by the Corporation, Executive shall not accept employment or perform services of any nature for any business enterprise other than the Corporation. Executive shall be elected to, and serve without additional compensation, such offices of the GST Companies as may from time to time be determined by the Board. Executive's primary place of employment will be Vancouver, Washington but he will be required to travel from time to time to perform his duties.

     2.3 TERM. This Agreement and Executive's employment shall commence on the date of this Agreement and continue to and include the day preceding the fourth anniversary date hereof unless earlier terminated as provided in this Agreement.

                                   ARTICLE 3

                           COMPENSATION AND EXPENSES

     3.1 BASE SALARY. For the services rendered under this Agreement, during the term of Executive's employment, the Corporation shall pay Executive the Base Salary, payable in accordance with Corporation's normal payroll practices.

     3.2 BONUS COMPENSATION. Executive shall be eligible to participate in the Variable Incentive Plan applicable to Corporation executives, as adopted and modified by the Board from time to time.
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     3.3  BUSINESS EXPENSES. Corporation shall reimburse Executive for the necessary and reasonable business expenses incurred by Executive in performing his duties as an employee of the Corporation, subject to Corporation's generally applicable policies relating to amounts and documentation of expenses.

     3.4 STOCK OPTIONS GRANT. GST will grant Executive stock options subject to the following conditions:

          3.4.1 GST will grant Executive options to purchase up to One Million (1,000,000) GST Common Shares at an exercise price equal to the Fair Market Value of the shares on January 11, 1999. Such options shall be granted upon Executive's execution of this Agreement.

          3.4.2 Options shall vest as follows: (i) 25% of the 1,000,000 shares subject to the option shall vest on the first anniversary date of this Agreement, (ii) 1/36th of the 1,000,000 shares subject to the option shall vest on the completion of each full calendar month following the date of this Agreement; provided, however, any and all unvested options granted pursuant to this Section 3.4 shall vest and become immediately exercisable upon a Change in Control; only if (i) in the event of such Change of Control, Executive does not receive substituted options with substantially the same benefits as those provided herein; and (ii) if such acceleration does not cause, either with or without any other transaction, an inability of a Change of Control transaction to be accounted for as a pooling of interest, if applicable or desired.

          3.4.3 The options granted pursuant to this Section 3.4 are subject to the terms and conditions of any applicable Stock Option Plan designated by GST as a source of shares to comply with Section 3.4 herein.

     3.5 OTHER STOCK OPTIONS. Executive hereby acknowledges that all options to purchase common shares of GST held by Executive that have not vested as of the date of this Agreement, including without limitation, all unvested stock option grants or rights thereto Executive holds or claims pursuant to his employment agreement dated March 11, 1997, are null and void and of no force or effect.

     3.6 BENEFITS, VACATION. Executive shall be offered the following employment-related benefits:

          3.6.1 Insurance: Executive shall be offered such health, life, and disability insurance and employment-related benefits as are available to other executive employees of Corporation, subject to any and all terms, conditions, and eligibility requirements imposed by the Corporation or the benefit provider. These terms, conditions, and eligibility requirements, and the availability of specific benefits, may change from time to time or be eliminated by the Corporation.

          3.6.2 Vacation: Executive shall be entitled to four weeks' paid vacation each year. Vacation not used as of each anniversary date of this Agreement shall not be carried over but shall be paid out to Executive at his Base Salary rate.

          3.6.3 Car Allowance: Executive shall receive an expense allowance of One Thousand and 00/100 dollars ($1,000.00) per month for the cost of operating and maintaining a motor vehicle to assist Executive in rendering services to the Corporation, plus automobile liability insurance with coverage in an amount appropriate to his potential liability. Executive will not be required to submit to the Corporation documentation relating to this automobile allowance.

          3.6.4 D & O Insurance: So long as the Corporation or GST provides directors' and officers' liability insurance coverage for the directors and officers of GST and the Corporation generally, the Corporation shall use its best efforts to cause GST to obtain and maintain, at GST's expense, such coverage applicable to Executive. Executive shall not be required to serve in any office of the GST Companies if such coverage is not applicable to his service in such office.

     3.7 WITHHOLDING. All compensation paid or benefits provided to Executive by the Corporation shall be subject to tax or other withholding as required by law.

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                                   ARTICLE 4

                               EARLY TERMINATION

     4.1 EARLY TERMINATION. This Article governs termination of this Agreement at any time during its term. Unless otherwise stated in this Agreement, termination of this Agreement also terminates Executive's employment.

     4.2 TERMINATION FOR CAUSE. The Corporation may terminate this Agreement immediately for Cause. In the event of termination for Cause pursuant to this
Section 4.2, the Corporation shall pay Executive his Base Salary through the date of termination specified in any notice of termination.

     4.3 TERMINATION WITHOUT CAUSE. Either Executive or the Corporation may terminate this Agreement and Executive's employment without Cause on 30 days' written notice. This Section 4.3 does not apply to termination due to Executive's death, Disability, or where Cause for termination exists. In the event of termination of this Agreement pursuant to this Section 4.3, Executive shall be paid as provided in this Section.

          4.3.1 If the notice of termination is given by Executive without Good Reason, as that term is defined below, the Corporation shall pay Executive his Base Salary through the date of termination specified in such notice (but not to exceed 60 days).

          4.3.2 If the notice of termination is given by the Corporation, or by Executive for Good Reason, (i) the Corporation shall pay Executive his Base Salary through the date of termination specified in the notice, provided, however, the Corporation shall have the option of making termination of the Agreement and Executive's employment effective immediately in which case Executive shall be paid through a notice period of 60 days; and (ii) Executive shall receive, within 30 days following the date of termination, a lump sum payment equivalent to one year's Base Salary.

          4.3.3 For purposes of this Section 4.3, "Good Reason" shall mean the breach by the Corporation of a material provision of this Agreement and, if such breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of such breach is given by Executive to the Corporation.

     4.4  TERMINATION IN THE EVENT OF DEATH OR DISABILITY.

     4.4.1 In the event of Executive's death, this Agreement shall terminate immediately and Executive's estate or beneficiary (as designated by Executive in writing to Corporation) shall be entitled to receive an amount equal to 1.5 times Executive's then current annual Base Salary, payable over 18 months in equal quarterly installments.

     4.4.2 Upon determination of Executive's Disability, the Corporation may, at its option, terminate Executive's employment upon not less than ten (10) days' written notice, provided, however, that termination of this Agreement shall not effect Executive's entitlement to the benefits set forth in this
Section 4.4.2. Executive shall be entitled to Disability benefits as follows:

          (i) Executive shall be entitled to salary continuation for a period of Disability lasting up to six months (First Disability Payment Period).

          (ii) If the First Disability Payment Period ends prior to March 10, 2000, but Executive remains Disabled, then Executive shall be entitled to salary continuation during such period of Disability at the rate of one-half his Base Salary until the earlier of (A) one year or (B) March 10, 2000 (the Second Disability Payment Period).

          (iii) Upon expiration of the Second Disability Payment Period, Executive shall not be entitled to any further payments until Executive ceases to be disabled and has resumed his duties under this Agreement, provided the Corporation has not previously terminated this Agreement.

          (iv) The Corporation or GST shall be entitled to deduct from the amounts payable to Executive under this Section 4.4 all amounts paid to Executive under any disability insurance policy maintained for his benefit by the GST companies.

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     4.5  SOLE REMEDY. The compensation provided for in this Article 4 for termination of this Agreement shall constitute Executive's sole remedy for termination during the Agreement's term, including without limitation, termination due to breach by the GST Companies. Executive shall not be entitled to any other termination or severance payment from GST, the Corporation, or any other GST Company.

                                   ARTICLE 5

                     CONFIDENTIALITY, CONFLICTS OF INTEREST

     5.1  CONFIDENTIALITY.

     5.1.1 Executive shall hold in a fiduciary capacity for the benefit of the GST Companies all Confidential Information and shall not, during the term or after the termination or expiration of this Agreement, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by the Corporation except as may be reasonably necessary during the term of his employment to perform the duties of his position or as required by law. Upon termination of Executive's employment with Corporation, Executive shall promptly deliver to the Corporation all documents or materials in any form containing Confidential Information.

     5.1.2 "Confidential Information" means information or material of the GST Companies which is not in the public domain, or the utility or value of which is not generally known or recognized, whether or not the underlying details are in the public domain, including without limitation, information relating to the GST Companies and their business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated products, services or facilities; customers or prospective customers; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities.

     5.2 BUSINESS CONDUCT AND ETHICS. During the term of his employment with the Corporation, Executive will engage in no activity or employment which may conflict with the interest of the GST Companies. Executive will comply with the policies and guidelines of the GST Companies pertaining to business conduct and ethics.

     5.3 SURVIVAL. The obligations of this Article 5 shall survive the expiration or termination of this Agreement.

                                   ARTICLE 6

                       NON-COMPETITION, NON-SOLICITATION

     6.1 GENERAL. The parties acknowledge that at the outset of Executive's employment by the Corporation, they entered into an employment agreement dated March 11, 1997, which contained non-competition and non-solicitation provisions. The parties agree that those terms are of continuing force and effect, as set forth in this Article 6. The parties recognize and agree that these provisions shall remain in full force and effect and that they are necessary because (a) Executive is a senior executive of the Corporation and a key Executive of the Corporation, (b) Executive has received, and will in the future receive, substantial amounts of Confidential Information, (c) The GST Companies' business is conducted on a worldwide basis, and (d) provision for non-competition and non-solicitation obligations by Executive is critical to the GST Companies' continued economic well-being and protection of Confidential Information.

     6.2  NON-COMPETITION.

     6.2.1 During the term of Executive's employment by GST and for a period of one (1) year following termination of Executive's employment (the "Restricted Period"), Executive shall not directly or indirectly, own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, whether as an officer, director, employee, partner, Shareholder (as defined below), investor or otherwise, any business, firm or entity, that Competes, as that term is defined below, with the GST Companies, or any of them, anywhere the GST Companies do business or anywhere the GST Companies, or any of them, are Actively Pursuing a business opportunity; provided however, that this Section
6.2 shall not be applicable in the event Executive's
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employment is terminated pursuant to Section 4.3(b) or due to Disability pursuant to Section 4.4 of this Agreement.

     6.2.2 For purposes of this Section 6.2, "Shareholder" shall not include beneficial ownership of less than one percent (1%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange.

     6.2.3 For purposes of this Section 6.2, "Actively Pursuing" means that the management of one or more of the GST Companies is actively considering the opportunity, regardless of whether specific bids have been submitted, and the GST Companies have expended not less than $100,000 in connection with such opportunity.

     6.2.4 For purposes of this Section 6.2, "Compete" means any one or more of the following: (i) designing, developing, constructing or operating alternate access or other telecommunications networks, providing long distance or other telecommunications services, (ii) engaging in any other business engaged in by any of the GST Companies or their affiliates, or (iii) engaging in any other business engaged in by any entity in which the GST Companies, or any of them, are partners or joint venturers.

     6.3 NON-SOLICITATION. During the Restricted Period, as that term is defined in Section 6.2, Executive shall not for himself or on behalf of any other person or entity, directly or indirectly: (i) call on any customer of the GST Companies, or any of them, for the purpose of soliciting, diverting or taking away any customer; or (ii) seek to induce or influence any employee, representative, agent or independent contractor of the GST Companies, or any of them, to terminate his relationship with the GST Companies, or any of them.

     6.4 SURVIVAL. The obligations of this Article 6 shall survive the expiration or termination of this Agreement.

                                   ARTICLE 7

                               GENERAL PROVISIONS

     7.1 SUCCESSORS AND ASSIGNS. Executive may not assign this Agreement. Subject to the limitation on Executive's right of assignment, this Agreement shall be binding upon and inure to the benefit of the parties and their respective executors, heirs, administrators, successors and permitted assigns.

     7.2 CONSENT TO INJUNCTION. Executive agrees that the GST Companies, or any of them, will or would suffer an irreparable injury if Executive were to violate the covenants contained in Article 5 or Article 6 and that monetary damages alone would not adequately compensate GST and the GST Companies for the harm suffered. Executive agrees that GST and the GST Companies shall be entitled to injunctive relief to enjoin any breach or threatened breach of Articles 5 or 6 in addition to any other available remedies.

     7.3 ATTORNEYS FEES. The prevailing party in any action to enforce or interpret this Agreement shall be entitled to its reasonable attorneys fees and costs incurred in any proceeding in arbitration, at trial and on appeal.

     7.4 DISPUTE RESOLUTION. Any and all disputes concerning the interpretation, construction, breach or enforcement of this Agreement or arising in any way from Executive's employment with the Corporation or termination of employment shall be submitted to final and binding arbitration; provided, however, that this Section 7.4 shall not apply to an action by any GST Company seeking an injunction against Executive relating to violations of Articles 5 or 6 of this Agreement. The arbitration is to be conducted before a single arbitrator in Clark County, Washington, pursuant to the rules of the American Arbitration Association ("AAA") Employment Dispute Resolution Rules. Except as otherwise provided in this Section 7.4, Executive and the Corporation agree that the procedures outlined in this Section 7.4 are the exclusive method of dispute resolution.

     7.5 NOTICES. All notices, requests and demands given to or made pursuant to this Agreement shall be in writing and be delivered or mailed to a party at the address appearing on the face of the Agreement. Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed,
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postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

     7.6 GOVERNING LAW/FORUM SELECTION. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Washington. Any action to enforce or interpret, or otherwise arising in connection with this Agreement shall be brought exclusively in the appropriate courts of the State of Washington located in Clark County, Washington.

     7.7 CONSTRUCTION. If any provision of this Agreement, or the application thereof, is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement which can be given effect without the invalid obligations, provisions, or applications, and to this end, the provisions of this Agreement are declared to be severable. In the event any specific provisions of the non-competition covenant are found invalid or unenforceable by a court of competent jurisdiction, the court shall have discretion to modify such provisions so as to render them valid and enforceable.

     7.8 WAIVERS. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.

     7.9 MODIFICATION. This Agreement may be modified only by a written instrument signed by both parties.

     7.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and, except as expressly set forth herein, supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to its subject matter. This Agreement was the subject of negotiation between the parties and, therefore, the parties agree that the rule of construction requiring that the agreement be construed against the drafter shall not apply to the interpretation of this Agreement. Executive acknowledges that, excepting any previously vested shares, he is not entitled to any compensation, unvested stock option grants or benefits of any kind pursuant to that certain employment agreement between the Corporation and Executive dated March 11, 1997, and upon execution of this Agreement, except for the non-competition and non-solicitation provisions of such Agreement referred to herein in Section 6, the March 11, 1997, Agreement is hereby terminated and is of no further force or effect.

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     This Agreement is not effective until it is signed by all parties.

EXECUTIVE                                                   GST USA, INC.

                                                            By:
-----------------------------------------------------       -------------------------------------------------
Joseph A. Basile, Jr.                                       Robert Ferchat, Chairman of the Board

                                                            By:
                                                            --------------------------------------------------
                                                                Joseph Fogg, III
                                                                Chairman-Compensation Committee
                                                                GST Telecommunications, Inc.

Approved as to form and content:

-----------------------------------------------------
John Goodrich
General Counsel

-----------------------------------------------------
J. Jeffrey Mayhook
Corporate Secretary

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